Exhibit 99.2

GTY Technology Holdings Inc. Completes $552 Million Initial Public Offering

LAS VEGAS, NV, November 1, 2016 /PRNewswire/ — GTY Technology Holdings Inc. (the “Company”) today announced the closing of its initial public offering of 55,200,000 units, which includes 7,200,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $552,000,000, before deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Company’s units began trading on The NASDAQ Capital Market (“NASDAQ”) under the ticker symbol “GTYHU” on October 27, 2016. Each unit consists of one of the Company’s Class A ordinary shares and one-third of one redeemable warrant of the Company. Each whole warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on NASDAQ under the symbols “GTYH” and “GTYHW,” respectively.

GTY Technology Holdings Inc., led by William D. Green, Joseph M. Tucci and Harry L. You, was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, it intends to focus its search for a business in the technology industry, including software and services.

Citigroup Global Markets Inc. served as the sole book-running manager for the offering.

The offering was made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at (800) 831-9146.

A registration statement relating to the securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 26, 2016. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contact:

Harry L. You
(702) 945-2898

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the offering. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.